                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 PS GROUP INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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     or Item 22(a)(2) of Schedule 14A.

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[X]  Fee paid previously with preliminary materials.

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Notes:

[LOGO OF PS GROUP INC.]

FOR IMMEDIATE RELEASE

                     PS GROUP AND JOSEPH S. PIRINEA SIGN AGREEMENT TERMINATING PROXY CONTEST

                               ----------------

                     PIRINEA WILL BE APPOINTED TO NEW PS GROUP BOARD SEAT AND NEW STRATEGIC PLANNING COMMITTEE TO EXPLORE ALTERNATIVES FOR ENHANCING STOCKHOLDER VALUE FOLLOWING THE 1996 ANNUAL MEETING

                               ----------------

                     IF PROPOSED HOLDING COMPANY REORGANIZATION IS IMPLEMENTED, SHARE TRANSFER RESTRICTIONS WILL EXPIRE AFTER FOUR YEARS UNLESS EXTENDED BY STOCKHOLDER VOTE. PIRINEA WILL VOTE IN FAVOR OF PROPOSED REORGANIZATION

  SAN DIEGO, CA -- May 20, 1996. PS Group, Inc. (NYSE Symbol:PSG) announced today that it has entered into an agreement with Joseph S. Pirinea which resolves a proxy contest relating to PS Group's Annual Meeting of Stockholders to be held on May 28, 1996.

  Charles E. Rickershauser, Jr., PS Group's Chairman and Chief Executive Officer, stated:

  "Our Board is pleased that it has resolved its differences with Mr. Pirinea. We will now be able to give our undivided attention to the ongoing task of enhancing stockholder value. We look forward to Mr. Pirinea's constructive contributions to this task as a member of our Board.

  The Board remains convinced that a vital step in that process is the completion of the reorganization. We urge all stockholders, whatever their views on any other issues, to act in their own economic self-interest by voting for the reorganization."

  Mr. Pirinea had previously been nominated for election to the Board in opposition to the two current directors who are standing for re-election for terms expiring in 1999. He had also indicated his intention to vote against the Company's proposed holding company reorganization and had submitted a stockholder proposal calling for the stockholders to recommend retention of an investment banker to evaluate certain possible courses of action. Under the agreement, Mr. Pirinea has withdrawn his nomination and his stockholder proposal, and he will support the proposed reorganization.

  At the organizational meeting of the PS Group Board to be held immediately following the conclusion of the 1996 Annual Meeting, Mr. Pirinea will be appointed to a newly-created vacancy on the Board, with a term expiring in 1997. If the proposed holding company reorganization is consummated, he will be appointed for a corresponding term to the board of PS Group Holdings.

  In addition, Mr. Pirinea will be appointed to a Strategic Planning Committee of the Board of PS Group, or, if the reorganization is consummated, the new holding company called PS Group Holdings. The charter of this Committee will be to explore alternatives for enhancing stockholder value, including alternatives that would enable the Company to make prudent distributions to its stockholders in the future. The Committee will continue to work with the specialized investment banking firm that has been assisting PS Group in evaluating the feasibility of a sale involving some or all of its aircraft. In addition, the Committee will seriously consider whether its work in evaluating all of the Company's businesses would be enhanced by retaining additional investment banking assistance. The Committee will be required to make periodic reports to the Board of Directors and submit any recommendations for the Board's review and appropriate action.

  Under the Agreement, immediately following the consummation of the reorganization, the certificate of incorporation of PS Group Holdings will be amended in two respects. First, the requirement for a vote of two-thirds of the outstanding shares to amend or repeal the transfer restrictions on the PS Group Holdings shares will be removed so that, under Delaware law, holders of a majority of the outstanding shares will have the power to adopt such an amendment or repeal. Second, the restrictions will lapse as to future transfers (if not earlier terminated by the Board because, among other reasons, they no longer necessary to preserve the Company's tax benefit) at the annual meeting held in the year 2000 (rather than after 15 years) unless, at that meeting, the stockholders vote to continue the restrictions by a vote of a majority of the outstanding shares.

  The full text of the Agreement will be contained in a Current Report on Form 8-K to be filed by PS Group with the SEC shortly. Additional information about the Agreement will be disseminated to stockholders within the next few days.

                                    #  #  #

                                   CONTACT:

      LAWRENCE A. GUSKE                               DANIEL H. BURCH
      PS GROUP, INC.                                  MACKENZIE PARTNERS, INC.
      (619) 642-2982                                  (212 ) 929-5748